Exhibit 99.1

SDCL EDGE Acquisition Corporation Announces Letter of Intent for a Business Combination with Magnet Joint Venture GmbH and Certain Assets of KME SE Comprising the KME Specialty Aerospace Business

NEW YORK, NY, August 21, 2023 – SDCL EDGE Acquisition Corporation (“SEDA” or the “Company”) announced today that it has executed a non-binding letter of intent (the “LOI”) with Magnet Joint Venture GmbH (“JV GmbH”), KME SE (“KME”) and The Paragon Fund III GmbH & Co. geschlossene Investment KG (“Paragon”), for a proposed business combination (the “Business Combination”) relating to the special product business of Cunova GmbH, a wholly-owned subsidiary of JV GmbH (“Cunova”) and certain assets of KME comprising the KME Specialty Aerospace Business (“KME Aerospace” and, together with Cunova, the “Target”).

Under the terms of the LOI, KME is expected to hold a majority stake in the post-Business Combination entity whose share capital will be listed on the New York Stock Exchange. The Company anticipates announcing additional details at the time of execution of the definitive agreements (“Definitive Agreements”) for the Business Combination.

The completion of the Business Combination is subject to, among other things, the completion of due diligence, the negotiation of the Definitive Agreements, satisfaction of the conditions negotiated therein, approval of the transaction by the board and shareholders of both the Company and Target, as well as regulatory approvals and other customary conditions. There can be no assurance that Definitive Agreements will be entered into or that the Business Combination will be consummated on the terms or timeframe currently contemplated, or at all.

About SDCL EDGE Acquisition Corporation

SDCL EDGE Acquisition Corporation is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on opportunities created by the rapid shift towards energy efficient and decentralized energy solutions for a lower carbon economy and, in particular, for the built environment and transport sectors.

About Cunova GmbH and KME Specialty Aerospace Business

Cunova and KME Aerospace are two specialty metals businesses, producing critical components for the processes of offtakers in the industrials and maritime, and aerospace sectors, respectively. Cunova is a wholly-owned subsidiary of JV GmbH and KME Aerospace is entirely owned by KME. For KME Aerospace, the LOI contemplates that the same will be transferred to Cunova or an affiliate of the post-Business Combination entity prior to the consummation of the Business Combination.

Additional Information and Where to Find It

If a legally binding definitive agreement with respect to the Business Combination is executed, SEDA intends to file preliminary and definitive proxy statements/prospectuses with the SEC. The preliminary and definitive proxy statements/prospectuses and other relevant documents will be sent or given to the SEDA’s shareholders as of the record date established for voting on the proposed transaction. Shareholders will also be able to obtain copies of the proxy statement/prospectus, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: SDCL EDGE Acquisition Corporation, 60 East 42nd Street, Suite 1100, New York, NY. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

SEDA urges investors, shareholders and other interested persons to read, when available, the preliminary and definitive proxy statements/prospectuses as well as other documents filed with the SEC because these documents will contain important information about SEDA, Target and the proposed transaction.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed transaction. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the U.S. Securities Act of 1933, as amended, or an exemption therefrom.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain risks and uncertainties that include, but are not limited to, the Company’s ability to enter into the Definitive Agreements within the time provided in the Company’s amended and restated memorandum and articles of association; the performance of the Target’s business; the risk that the approval of the Company’s shareholders for the Business Combination is not obtained; failure to realize the anticipated benefits of the Business Combination, including as a result of a delay in consummating the Business Combination; the amount of redemption requests made by the Company’s shareholders and the amount of funds remaining in the Company’s trust account after satisfaction of such requests; the Company’s, Paragon’s, KME’s and Target’s ability to satisfy the conditions to closing the Business Combination; and those other factors set forth in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s filings with the SEC. Copies of such filings are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Ned Davis

Chief Financial Officer, SDCL EDGE Acquisition Corporation

(212) 488-5509

info@sdclgroup.com

Francesca Lorenzini

Investor Relations Director, SDCL EDGE Acquisition Corporation

(212) 488-5509

info@sdclgroup.com

Kelly McAndrew
Financial Profiles, Inc.

310-622-8239

kmcandrew@finprofiles.com